Exhibit 10.12

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made this 3rd day of July, 2013, by and between STINGRAY PRESSURE PUMPING LLC, a Delaware limited liability company (“Borrower”), having an address of 14313 N. May Ave., Oklahoma City, Oklahoma 73134, and INTERNATIONAL BANK OF COMMERCE (“Lender”), 3817 N.W. Expressway, Suite 100, Oklahoma City, Oklahoma 73112.

RECITALS

WHEREAS Borrower has requested Lender to extend to Borrower a term credit loan in the amount of FIFTY MILLION and 00/100 DOLLARS ($50,000,000.00) (the “Loan”) for the purpose of purchasing additional equipment necessary to expand Borrower’s business; and

WHEREAS Lender is willing to make the Loan to Borrower upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Borrower and Lender do hereby agree as follows:

1.	CONSTRUCTION AND DEFINITION OF TERMS

All terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code, as in effect on the date hereof, unless and to the extent varied by this Agreement. All accounting terms used herein without definition shall have the meanings assigned to them as determined by generally accepted accounting principles. All accounting terms used herein, with and without definition, shall be as reflected on the Borrower’s Audited Financials, as defined herein. Whenever the phrase “satisfactory to Lender” is used in this Agreement, such phrase shall mean “satisfactory to Lender in its sole good faith discretion.” The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

1.1. “Account Debtor” means an account debtor as defined in the Uniform Commercial Code, as in effect in the State of Oklahoma.

1.2. “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the Equity Interest in such Person and (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the Equity Interests in such Person.

1.3. “Agreement” means this Loan and Security Agreement and all amendments, modifications and supplements hereto.

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1.4. “Banking Day” means Monday through Friday, excluding any federal or state holiday or other day that banks in the State of Oklahoma are closed.

1.5. “Bankruptcy Code” means the United States Bankruptcy Code, as amended from time to time.

1.6. “Business Premises” means Borrower’s office located at of 14313 N. May Ave., Oklahoma City, Oklahoma 73134.

1.7. “Capitalized Expenditures” means any funds used by Borrower to purchase or maintain any capital asset, as interpreted in accordance with GAAP, excluding without duplication, any such expenditures to the extent constituting (i) expenditures of insurance proceeds to acquire or repair any asset or (ii) leasehold improvement expenditures for which the Borrower is reimbursed by the lessor, sublessor or sublessee.

1.8. “Certified” means that the information, statement, schedule, report or other document required to be “Certified” shall contain a representation of a duly authorized officer of Borrower that such information, statement, schedule, report or other document is true and complete.

1.9. “Closing” means the date on which this Agreement is executed.

1.10. “Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and all conditions precedent have been satisfied.

1.11. “Collateral” means Borrower’s personal property, both now owned and hereafter acquired, described as follows:

(a)	“Accounts.” All of the following, whether now or hereafter existing, which are owned by Borrower or in which Borrower otherwise has any rights: (i) all accounts of any kind, including, but not limited to, accounts receivable and contracts or leases for the use of Borrower’s equipment (including drilling and service rigs), whether now or hereafter existing, (ii) all chattel paper, documents and instruments of any kind, whether now or hereafter existing, relating to such accounts, contracts or leases, or arising out of or in connection with the sale or lease of goods or the rendering of services, and (iii) all rights now or hereafter existing in, to, or under all security agreements, leases, and other contracts securing or otherwise relating to any accounts, chattel paper, documents, or instruments (any and all such accounts, chattel paper, documents, instruments, security agreements, leases and other contracts being herein called the “Accounts”).

(b)

General Intangibles, etc. All of the following, whether now or hereafter existing, which are owned by Borrower or in which Borrower otherwise has any rights; all contract rights and general intangibles of any kind (including but not limited to choices in

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action, tax refunds, and insurance proceeds), all chattel paper, documents, instruments, security agreements, leases, other contracts (including, but not limited to, contracts or leases for the use of Borrower’s equipment, including drilling and service rigs) and money, and all other rights of Borrower (except those constituting Accounts) to receive payments of money or the ownership of property (any and all such contract rights, general intangibles, chattel paper, documents, instruments, security agreements, leases, other contracts and money and other rights being herein called the “General Intangibles”).

(c)	Goods, Equipment and Fixtures. All of Borrower’s goods, equipment, and fixtures now owned or hereafter acquired, including, but not limited to, the equipment identified on Schedule 1 attached hereto and incorporated herein, together with any and all equipment purchased with loan proceeds of the Loan, except those specific pieces of equipment previously financed by Borrower identified in Schedule 2 attached hereto and incorporated herein.

(d)	Inventory. All of Borrower’s inventory now owned or hereafter acquired.

(e)	Investment Property. All of Borrower’s investment property now owned or hereafter acquired.

(f)	Deposit Accounts. All of Borrower’s deposit accounts with Lender.

(g)	Proceeds. Proceeds and products of all of the foregoing.

1.12. “Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its membership interests, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its membership interests, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

1.13. “EBITDA” means for Borrower for any period, the sum of: (a) net income for such period, (b) minus any (i) one-time, extraordinary gains or (ii) unusual income items plus (c) without duplication and to the extent deducted in determining such net income: (i) interest expense for such period, plus (ii) income tax expense and Permitted Tax Distributions, for such period, plus (iii) depreciation, amortization and other non-cash charges for such period. Borrower and Lender specifically agree that EBITDA shall be an accurate reflection of the EBITDA earned by Borrower in its normal course of business.

1.14. “Equity Interest” means, with respect to any Person, any shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests, or partnership interests (or any other ownership interests) of such Person.

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1.15. “Event of Default” means any of the events described in Section 8 hereof.

1.16. “Fixed Charge Coverage Ratio” means for Borrower as of any date (a) (i) EBITDA for the period ended as of such date, minus (ii) Distributions for the period ended as of such date, other than Permitted Tax Distributions, minus (iii) Non-Financed Capital Expenditures for the period ended as of such date, divided by (b) the sum of (i) current maturities of long term debt as of such date, plus (ii) interest expense for the period ended as of such date.

1.17. “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

1.18. “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.19. “Hazardous Materials” means any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, Chemicals, waste, or petroleum products (including materials to be recycled, reconditioned or reclaimed) and any pollution or other toxic or hazardous substances as defined or listed under any of the following Las: any federal, state, or local statutes, Laws, ordinances, codes, rules, regulations, orders, or decrees including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Federal Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Federal Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Federal Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the National Environmental Policy Act, as amended, 42 U.S.C. § 4321, et seq., the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. § 401, et seq., the Pollution Control Coordinating Act, 82 O.S. § 931, et seq., the Oklahoma Controlled Industrial Waste Disposal Act, 63 Okla. Stat. § 1 2001.1, et seq., the Oklahoma Solid Waste Management Act, 63 Okla. Stat. § 1 2300, et seq., the Controlled Industrial Waste Fund Act, 63 Okla. Stat. § 1 2015, et seq., the Oklahoma Clean Air Act, 63 Okla. Stat. § 1 1801, et seq., the Oklahoma Underground Storage Tank Regulation Act 17 Okla. Stat. § 301, et seq., or any rules and regulations of the EPA, any, other state statutes or regulations, any municipal ordinances, rules or regulations or any statutes or regulations of any other agency or governmental authority or entity having jurisdiction over the Borrower (collectively the “Environmental Laws”).

1.20. “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

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(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases or purchase money obligations;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g) all Guarantees of such Person in respect of any of the foregoing.

The amount of any unassumed Indebtedness under clause (d) above shall be deemed to be the lesser of the amount of such Indebtedness and the fair market value of the property of such Person securing such Indebtedness. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or other entity where owners of Equity Interests thereof have liability for the obligations of such entity in which such Person is a general partner or owner of Equity Interests, unless (1) such Indebtedness is expressly made non-recourse to such Person, or (2) such Indebtedness is owed by such Person to the owners of the Equity Interests thereof. The amount of any capital lease obligation as of any date shall be deemed to be the amount of attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, it is understood and agreed that Indebtedness shall not include (x) obligations under agreements providing for the adjustment of the purchase price, working capital or similar adjustments in connection with any investment, acquisition or disposition and indemnity obligations under such agreements, or (y) obligations which are identified as liabilities on a Person’s balance sheet in accordance with GAAP in connection with a non-compete, consulting or other similar arrangement.

1.21. “Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority or political subdivision or agency thereof, or any court or similar entity established by any thereof.

1.22. “Lien” means any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of setoff, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code of any jurisdiction.

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1.23. “Loan Documents” means any and all agreements, contracts, promissory note, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, guaranties, instruments, letters of credit, letter of credit agreements and documents now and hereafter existing between Lender and Borrower, executed and/or delivered pursuant to this Agreement or otherwise or guaranteeing, securing or in any other manner relating to any of the Obligations, including, without limitation, the instruments and documents referred to in Section 5.1 hereof together with any other instrument or document executed by Borrower, Lender or any other Person in connection with the Loan.

1.24. “Material Adverse Effect” means a material adverse effect on: (a) the business, operations, property or condition (financial or otherwise) of Borrower; (b) the ability of Borrower to pay the Obligations or the ability of Borrower to perform its Obligations under this Agreement or any of the other Loan Documents; or (c) the validity or enforceability of this Agreement or any of the Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

1.25. “Maturity Date” means the date identified in the Note as the context may require in this Agreement.

1.26. “Non-Financed Capital Expenditures” means any and all Capital Expenditures of Borrower not funded by the Loan or other Indebtedness permitted under this Agreement.

1.27. “Note” means the Borrower’s Promissory Note of even date herewith in an amount of FIFTY MILLION and 00/100 DOLLARS ($50,000,000.00) evidencing the Loan provided for herein and all renewals, replacements and extensions thereof.

1.28. “Obligations” means the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by Borrower under this Agreement, the Note and the other Loan Documents, all present and future obligations and liabilities of Borrower to Lender for the payment of money under this Agreement, the Note and the other Loan Documents (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by Borrower under this Agreement, the Note and the other Loan Documents), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, whether or not now contemplated, whether or not any instrument or agreement relating thereto specifically refers to this Agreement and whether or not of the same character or class as Borrower’s obligations under this Agreement or the Note, including, without limitation, all renewals, refinancings, consolidations, re-castings and extensions of any of the foregoing.

1.29. “Obligor” means individually and collectively, Borrower and any Person who is primarily or secondarily liable for the repayment of the Obligations, if any, or any portion thereof; and any Person who has granted security for the repayment of any of the Obligations, if any.

1.30. “Organizational Documents” means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a

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corporation, (b) the articles of organization or certificate of formation and operating agreement or regulations of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such Person is not a corporation, limited liability company or limited partnership.

1.31. “Permitted Liens” shall include the following:

(a) Liens securing the Obligations pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 3 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated herein, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted herein;

(c) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operator’s, landlord’s, customs’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, surface leases and other similar rights in respect of surface operations, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and are customary and usual in the oil and gas industry, and which do not in any case materially detract from the value or operation of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default herein;

(i) Liens securing Indebtedness of capital leases or purchase money obligations; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions and accessions thereto and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

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(j) contracts, agreements, lease provisions, defects and irregularities which were in effect when the properties were acquired and which were not such as to materially interfere with the operation, value or use thereof;

(k) Liens expressly permitted by the Loan Documents;

(l) Liens securing the financing of insurance premiums; and

(m) Liens relating to the establishment of depository relations with banks in the ordinary course of business.

1.32. “Permitted Tax Distributions” shall have the meaning set forth in Section 7.9.

1.33. “Person” means a natural person, corporation, association, limited liability company, partnership, joint venture, trust, government and agencies and departments thereof and every other entity of every kind.

1.34. “Subsidiary” means for any other Person, a Person of which or in which such Person or other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

1.35. “Tangible Net Worth” means the Total Assets less the Total Liabilities. As used herein Total Assets means: the sum of current assets, property and equipment and other assets, as listed on Borrower’s balance sheet, less Intangible Assets. As used herein Intangible Assets means: goodwill, intellectual property, patents, copyrights, and trademarks. As used herein Total Liabilities means the sum of current liabilities, long term debt, and other miscellaneous liabilities.

2.	THE LOAN

2.1. Loan Amounts and Use of Proceeds. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender a Loan in the amount of FIFTY MILLION and 00/100 DOLLARS ($50,000,000.00) ( herein the “Loan” or “Note”). Lender agrees to lend to Borrower the Loan for the specific purpose of providing Borrower funds for the purchase of certain equipment necessary to expand Borrower’s drilling support operations, including but not limited to hydraulic fracturing.

2.2. Note. Borrower’s obligation to repay the Loan with interest shall be evidenced by, and the Loan shall be repaid with interest in accordance with the Note.

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2.3. Loan Fee. Borrower shall pay to Lender at Closing a fee equal to one percent (1.00%) of the total Term Loan amount, which is a fee of $500,000.00.

2.4. Default Rate. Upon the occurrence of an Event of Default hereunder, sums outstanding under each Loan shall bear interest at the default rate of interest as set forth in each Note (the “Default Rate”) until the default is cured. The default shall be cured on the demand of Lender.

3.	SECURITY

3.1. Security Interest. As security for the payment and performance of all of the Obligations, whether or not any instrument or agreement relating to any Obligation specifically refers to this Agreement or the security interest created hereunder, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in the Collateral. Lender’s security interest shall continually exist until (a) all Obligations have been paid in full and (b) there exists no commitment by Lender that could give rise to any of the Obligations.

3.2. Covenants and Representations Concerning Collateral. With respect to all of the Collateral, Borrower covenants, warrants, and represents that:

(a) No financing statement or lien entry covering any of the Collateral is on file in any public office or land or financing records except for financing statements or lien entries in favor of Lender and Borrower is the legal and beneficial owner of its respective Collateral, free and clear of all Liens, except for Permitted Liens.

(b) The security interest granted Lender hereunder shall constitute a first priority Lien upon the Collateral. Borrower will not, and Lender does not authorize Borrower to, except in the ordinary course of business, transfer, discount, sell, grant or assign any interest in the Collateral nor, without Lender’s prior written consent, permit any other Lien to be created or remain thereon except for Permitted Liens.

(c) Borrower will maintain the Collateral in good order and condition; ordinary wear and tear excepted, and will use, operate and maintain the Collateral in material compliance with all Laws, regulations and ordinances and in compliance with all applicable insurance requirements and regulations. Borrower will promptly notify Lender in writing of any litigation involving or affecting the Collateral which Borrower knows or has reason to believe is pending or threatened. Borrower will promptly pay when due all taxes and all transportation, storage, warehousing and other such charges and fees affecting or arising out of or relating to the Collateral and shall defend the Collateral, at Borrower’s expense, against all claims and demands of any Persons claiming any interest in the Collateral adverse to Borrower or Lender, in each case, unless Borrower is contesting such tax or claim in good faith.

(d) At all reasonable times Lender and its agents and designees may enter the Business Premises and any other premises of Borrower and inspect the Collateral and all books and records of Borrower (in whatever form). Borrower shall pay the costs of such inspections, as more particularly set forth in Section 6.16.

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(e) Borrower will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such loss deductible amounts and with such companies as may be reasonably satisfactory to Lender, and each such policy shall contain a clause or endorsement reasonably satisfactory to Lender naming Lender as loss payee and a clause or endorsement reasonably satisfactory to Lender that such policy may not be cancelled or altered and Lender may not be removed as loss payee without at least 30 days prior written notice to Lender. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that Borrower will not be deemed a co-insurer under applicable insurance Laws, regulations, policies or practices. Borrower hereby assigns to Lender and grants to Lender a security interest in any and all proceeds of such policies and authorizes and empowers Lender to adjust or compromise any loss under such policies and to collect and receive all such proceeds up to the amount of the outstanding balance of the Note as of the date of such loss. Borrower authorizes and empowers Lender to execute and endorse in Borrower’s name all proofs of loss, drafts, checks and any other documents or instruments necessary to accomplish such collection, and any Persons making payments to Lender under the terms of this paragraph are hereby relieved absolutely from any obligation or responsibility to see to the application of any sums so paid. After deduction from any such proceeds of all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in the collection and handling of such proceeds, the net proceeds shall be applied as follows. If no Event of Default shall have occurred and be continuing, such net proceeds may be applied, at Borrower’s option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion. In the event that Borrower may and does elect to replace or restore as aforesaid, then such net proceeds shall be deposited in a segregated account of Borrower at Lender and subject to the sole order of Lender and shall be disbursed therefrom by Lender in such manner and at such times as Lender deems appropriate to complete such replacement or restoration; provided, however, that if an Event of Default shall occur at any time before or after replacement or restoration has commenced, then thereupon Lender shall have the option to apply all remaining net proceeds either toward replacing or restoring the Collateral, in a manner and on terms reasonably satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion. If an Event of Default shall occur prior to such deposit of the net proceeds, then Lender may, in its sole discretion, apply such net proceeds either toward replacing or restoring the Collateral, in a manner and on terms reasonably satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion.

(f) All books and records pertaining to the Collateral are located at the Business Premises and Borrower will not change the location of such books and records without the prior written consent of Lender, which consent shall not be unreasonably withheld.

(g) Borrower shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances, instruments and documents as Lender may reasonably request to vest in and assure to Lender its rights hereunder or in any of the Collateral.

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(h) If an Event of Default is continuing, Borrower shall cooperate with Lender to obtain and keep in effect one or more control agreements in deposit accounts or investment property Collateral.

(i) Borrower authorizes Lender to file lien entry forms and financing statements covering the Collateral containing such legends as Lender shall deem necessary or desirable to protect Lender’s interest in the Collateral. Borrower agrees to pay all taxes, fees and costs (including reasonable attorneys’ fees) paid or incurred by Lender in connection with the preparation, filing or recordation thereof.

(j) Whenever required by Lender, Borrower shall promptly deliver to Lender, with all endorsements and/or assignments required by Lender, all instruments, writings, records, and the like received by Borrower constituting, evidencing or relating to any of the Collateral or proceeds of any of the Collateral.

(k) Borrower shall not file any amendments, correction statements or termination statements concerning the Collateral without the prior written consent of Lender.

(l) Borrower will execute lien entry forms covering motor vehicle Collateral as and when requested by Lender.

3.3. Collateral Collections. If an Event of Default shall have occurred and is continuing, Lender shall have the right at any and all times to enforce Borrower’s rights against account debtors and other parties obligated on Collateral, including, but not limited to, the right to: (a) notify and/or require Borrower to notify any or all account debtors and other parties obligated on Collateral to make payments directly to Lender or in care of a post office lock box under the sole control of Lender established at Borrower’s expense subject to Lender’s customary arrangements and charges therefore, and to take any or all action with respect to Collateral as Lender shall determine in its sole discretion, including, without limitation, the right to demand, collect, sue for and receive any money or property at any time due, payable or receivable on account thereof, compromise and settle with any Person liable thereon, and extend the time of payment or otherwise change the terms thereof, without incurring liability or responsibility to Borrower; (b) require Borrower to segregate and hold in trust for Lender and, on the day of Borrower’s receipt thereof, transmit to Lender in the exact form received by Borrower (except for such assignments and endorsements as may be required by Lender), all cash, checks, drafts, money orders and other items of payment constituting Collateral or proceeds of Collateral; and/or (c) establish and maintain at Lender a “Repayment Account,” which shall be under the exclusive control of and subject to the sole order of Lender and which shall be subject to the imposition of such customary charges as are imposed by Lender from time to time upon such accounts, for the deposit of cash, checks, drafts, money orders and other items of payments constituting Collateral or proceeds of Collateral from which Lender may, in its sole discretion, at any time and from time to time, withdraw all or any part. Lender’s collection and enforcement of Collateral against account debtors and other Persons obligated thereon shall be deemed to be

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commercially reasonable if Lender exercises the care and follows the procedures that Lender generally applies to the collection of Obligations owed to Lender. All cash and non-cash proceeds of the Collateral may be applied by Lender upon Lender’s actual receipt of cash proceeds against such of the Obligations, matured or unmatured, as Lender shall determine in Lender’s sole discretion.

3.4. Care of Collateral. Borrower shall have all risk of loss of the Collateral. Lender shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to, to collect or enforce any of its rights against, the Collateral, to collect any income accruing on the Collateral, or to preserve rights against account debtors or other parties with prior interests in the Collateral. If Lender actually receives any notices requiring action with respect to Collateral in Lender’s possession, Lender shall take reasonable steps to forward such notices to Borrower. Borrower is responsible for responding to notices concerning the Collateral. Lender’s sole responsibility is to take such action as is reasonably requested by Borrower in writing, however, Lender is not responsible to take any action that, in Lender’s sole judgment, would affect the value of the Collateral as security for the Obligations adversely. While Lender is not required to take certain actions, if action is needed, in Lender’s sole discretion, to preserve and maintain the Collateral, Borrower authorizes Lender to take such actions, but Lender is not obligated to do so.

3.5. Authorization and Power-of-Attorney. Borrower authorizes Lender to request other secured parties of Borrower, if any, to provide accountings, confirmations of Collateral and confirmations of statements of account concerning Borrower. Borrower hereby designates and appoints Lender and its designees as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower’s names on requests to other secured parties of Borrower for accountings, confirmations of Collateral and confirmations of statements of account. The foregoing authorizations and appointments are conditioned upon the occurrence of an uncured Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

4.1. State of Incorporation and Legal Name. The Borrower’s state of incorporation or formation and exact legal name are set forth in the first paragraph of this Agreement.

4.2. Good Standing. Borrower is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Delaware, has the power to own its property and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned therein or in which the transaction of business makes such qualification necessary.

4.3. Authority. Borrower has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver all documents and instruments required hereunder and to incur and perform the Obligations provided for herein, all

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of which have been duly authorized by all necessary and proper corporate and other action, and no consent or approval of any Person, including, without limitation, members of Borrower and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.

4.4. Binding Agreements. This Agreement has been duly and properly executed by Borrower, constitutes the valid and legally binding obligation of Borrower and is fully enforceable against Borrower in accordance with its terms, subject only to Laws affecting the rights of lenders generally and application of general principles of equity.

4.5. No Conflicting Agreements. The execution, delivery and performance by Borrower of this Agreement and the borrowings hereunder will not (a) violate (i) any provision of Law or any order, rule or regulation of any court or agency of government, (ii) any award of any arbitrator, (iii) the Organizational Documents of Borrower or (iv) any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Borrower is a party or by which Borrower or any of its property are bound, or (b) be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a material default under, any such award, indenture, contract, agreement, mortgage, deed of trust or other instrument, or result in the creation or imposition of any Lien upon any of the property or assets of Borrower except for Liens created in favor of Lender under or pursuant to this Agreement.

4.6. Litigation. Except as disclosed to Lender in writing, there are no judgments, injunctions or similar orders or decrees, claims, actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any property of Borrower, at law or in equity, by or before any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to result in Material Adverse Effect to the business, operations, properties or in the condition, financial or otherwise, of Borrower, and Borrower is not, to Borrower’s knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect on Borrower.

4.7. Financial Condition. The financial statements of Borrower heretofore delivered to Lender fairly present in all material respects the financial condition of Borrower as of such dates and the results of its operations for the period then ended and were prepared in accordance with GAAP accounting principles applied on a consistent basis for prior periods (subject to year-end adjustments and the absence of footnotes). There is no Indebtedness of Borrower as of the date of such statements which is not reflected therein and no material adverse change in Borrower’s financial condition has occurred since the date of such statements.

4.8. Taxes. Borrower has paid or caused to be paid all federal and all material, State and local taxes to the extent that such taxes have become due and are not being contested in good faith and has filed or caused to be filed all federal and all material, State and local tax returns which are required to be filed by Borrower.

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4.9. Title to Properties. Borrower has good and marketable title to all of its properties and assets (including the Collateral), subject to Permitted Liens.

4.10. Place of Business. Borrower has only such other material business locations as disclosed to Lender prior to the date hereof. Borrower will not change the location of the Business Premises or open additional material business locations (other than those locations heretofore disclosed to Lender) without Lender’s prior written consent, which shall not be unreasonably withheld.

4.11. Financial Information. All financial statements, schedules, reports and other information supplied to Lender by or on behalf of Borrower heretofore and hereafter are and will be free of material misstatements or irregularities.

4.12. Licenses and Permits. Borrower has duly obtained and now hold all licenses, permits, certifications, approvals and the like required by federal, State and local Laws of the jurisdictions in which Borrower conduct its business, and each remains valid and in full force and effect, except where such failure could not reasonably be expected to cause a Material Adverse Effect.

4.13. Outstanding Indebtedness. Borrower has no outstanding Indebtedness except as reflected on Borrower’s Audited Financials and disclosed to Lender in writing prior to the date hereof and there exists no default under the provisions of any instrument evidencing such loans or any material leases or under the provisions of any agreement relating thereto.

4.14. Patents, Trademarks, etc. Borrower owns, possesses or has the right to use all necessary patents, patent rights, licenses, trademarks, trade names, trade name rights, copyrights and franchises to conduct its business as now conducted, without any known conflict with any patent, patent right, license, trademark, trademark rights, trade name right, trade name, copyright or franchise right of any other Person.

4.15. Perfection and Priority of Collateral. Lender has, or upon proper recording of any financing statement, execution of any control agreement or delivery of Collateral to Lender’s possession, will have and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral free of all other Liens, claims and rights of third parties whatsoever, except Permitted Liens.

4.16. Commercial Purpose. The Loan is not a “consumer transaction” as defined in the Uniform Commercial Code and none of the Collateral was or will be purchased or held primarily for personal, family or household purposes.

4.17. Survival; Updates of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement and the other Loan Documents shall survive the Closing. Lender acknowledges and agrees that any and all representations and warranties contained in or made under or in connection with this Agreement may be amended, changed or otherwise modified by Borrower, with the consent of Lender, at any time and from time to time after the Closing so as to accurately reflect the matters represented and warranted therein; provided, that such amendments, changes and/or modifications are disclosed in writing to Lender. Lender shall have no obligation to waive any Event of Default due to any present or future inaccuracy of such representation or warranty or to agree to any amendment, change or modification of such representation or warranty.

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5.	CONDITIONS OF LENDING

Unless Lender shall otherwise agree, Lender shall have no obligation to advance any funds to Borrower hereunder unless each of the following conditions precedent shall be satisfied as provided below:

5.1. Documents. There shall have been delivered to Lender, appropriately completed and duly executed (when applicable), the following, each in form and substance satisfactory to Lender:

(a) The Note;

(b) This Agreement;

(c) The Limited Guaranty;

(d) Resolutions authorizing Borrower to enter into the Loans;

(e) Evidence satisfactory to Lender that all insurance coverages and all insurance clauses or endorsements required pursuant to this Agreement and the Loan Documents are in effect, together with copies of all insurance policies and endorsements;

(f) Such financing statements as may be required by Lender;

(g) Such lien entry forms as may be required by Lender;

(h) An opinion of counsel from Borrower’s attorneys; and

(i) The Comfort Letter executed by Gulfport Energy.

5.2. No Default. At Closing, Lender shall be fully satisfied that (a) all of the covenants, conditions, warranties and representations set forth herein and in the Loan Documents have been complied with and are true and complete on and as of such time with the same effect as though such covenants, conditions, warranties and representations had been made on and as of such time, (b) no Event of Default nor any event which, upon the giving of notice and/or the lapse of time, could constitute an Event of Default shall have occurred.

5.3. Legal Matters. At Closing, all legal matters in connection therewith or incidental thereto shall be fully satisfactory to Lender’s counsel.

5.4. Financial Statements. The Lender shall have received and approved the Borrower’s financial statements which financial statements shall be Certified as being free of material misstatements and irregularities and shall fairly present in all material respects their financial condition as of the respective dates thereof.

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5.5. Existence and Authority. The Lender shall have received borrowing resolutions in form and substance acceptable to the Lender, together with any other documentation of which the Lender may reasonably request.

5.6. Continuation of Representations and Warranties. That the representations and warranties made by the Borrower in Section 4 hereof shall be true and correct on and as of the date of the first advance with the same effect as if made on such date.

5.7. Non-Default. That there has occurred no Event of Default under this Agreement, which has not been cured within the applicable cure period.

6.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full, (b) there exists no commitment by Lender which could give rise to any Obligations, and (c) all appropriate termination statements have been filed terminating the security interest granted Lender hereunder, Borrower will:

6.1. Financial Statements:

(a) Annual Audited Financial Statements. As soon as available, and in any event within one hundred fifty (150) days after Borrower fiscal year ending in year 2013 and within one hundred fifty (150) days after the end of each of Borrower’s fiscal years thereafter, a copy of the annual audited financial statements of Borrower for such fiscal year containing, on a combined basis, balance sheets, statements of income, statements of members’ capital and statements of cash flows as at the end of such fiscal year and for the 12 month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and Certified without qualification by independent certified public accountants of recognized standing acceptable to Lender (collectively, the “Audited Financials”). Should Borrower’s audit not be completed in time to comply with the deadlines set forth herein, as long as Borrower is diligently pursuing a final audit there shall be no violation of this Section and the audited financial statements shall be delivered within three (3) business days of completion.

(b) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first 3 fiscal quarters of each fiscal year provide a complete financial statement (consisting of a balance sheet and statements of earnings) of Borrower, all in form and scope acceptable to Lender. These financial statements shall include: (i) Accounts wherever maintained as of the end of such quarter; (ii) provide a calculation of EBITDA for Borrower; and (iii) provide a certificate of no default.

(c) Annual Projection Reports. As soon as available and in any event, within 60 days after the end of each fiscal year, a copy of the annual business plan(s) for the ensuing year, including financial projections and a capital expenditure budget.

(d) Accounts Receivable Report. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, and in conjunction with the Quarterly Statements, provide a complete reporting of Borrower’s aging accounts receivable including names of customers, in form and scope acceptable to Lender.

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6.2. Taxes. Pay and discharge all taxes, assessments and governmental charges upon Borrower, its income and properties, prior to the date on which penalties attach thereto unless and to the extent only that the same are being diligently contested in good faith in the normal course of business by appropriate proceedings, provided, however, that: (a) nonpayment of the same will not, in Lender’s sole discretion, materially impair any material part of the Collateral or Lender’s rights or remedies with respect thereto or the prospect for full and punctual payment of all of the Obligations; (b) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any material part of the Collateral by reason of nonpayment of the same; and (c) Borrower shall establish reasonable reserves for any liabilities being contested and for expenses arising out of such contest.

6.3. Corporate Existence, Continuation of Business and Compliance with Laws. Maintain its limited liability company existence in good standing; continue its business operations as now being conducted; and comply with all applicable federal, State and local Laws, rules, ordinances, regulations and orders unless and to the extent only that the validity or applicability thereof is being diligently contested by Borrower in good faith by appropriate proceedings, provided, however, that: (a) such noncompliance will not, in Lender’s sole discretion, materially impair any of the Collateral or Lender’s rights or remedies with respect thereto or the prospect for full and punctual payment of all of the Obligations; (b) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any material part of the Collateral by reason of such noncompliance; and (c) Borrower shall establish reasonable reserves for any liabilities or expenses which may arise out of such noncompliance and contest.

6.4. Litigation. Promptly, but in any event within 15 days of Borrower’s notice, notify Lender in writing of (a) threatened or actual commencement of a criminal proceeding or investigation, or (b) any action, suit or proceeding at law or in equity by or before any court, governmental agency or instrumentality which could reasonably be expected to have a Material Adverse Effect to the business, operations, properties or assets or in the condition, financial or otherwise, of Borrower, or the entry of any judgment against Borrower in excess of $500,000.00.

6.5. Material Adverse Effect. Promptly, but in any event within 15 days of Borrower’s notice, notify Lender in writing of any event which could reasonably be expected to result in a Material Adverse Effect (whether or not insured) and the facts with respect thereto.

6.6. Books and Records. Keep and maintain proper and current books and records in accordance with GAAP accounting principles and permit access by Lender to, reproduction by Lender of and copying by Lender from, such books and records during normal business hours. All reasonable costs and expenses of such inspections and examinations shall be paid by Borrower.

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6.7. Conferences with Officers. Permit Lender to discuss Borrower’s affairs, finances and accounts with any officers or managers of Borrower.

6.8. Maintenance of Borrower and Properties. Maintain all properties and improvements necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and cause replacements and repairs to be made when necessary for the proper conduct of its business.

6.9. Patents, Franchises, etc. Maintain, preserve and protect all licenses, patents, franchises, trademarks and trade names of Borrower or licenses by Borrower which are necessary to the conduct of the business of Borrower as now conducted, free of any material conflict with the rights of any other Person.

6.10. Insurance. Maintain with duly licensed insurers and in amounts reasonably satisfactory to Lender such insurance on Borrower’s tangible personal property against such risks and with such loss deductible amounts as may be reasonably satisfactory to Lender.

6.11. Evidence of Insurance. Deliver to Lender from time to time, and periodically if Lender shall so require, evidence reasonably satisfactory to Lender that all insurance and endorsements required pursuant to this Agreement and the Loan Documents are in effect.

6.12. Further Assurances and Corrective Instruments. Promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to Lender from time to time such supplements hereto and/or such other instruments and documents as may be reasonably requested by Lender to protect and preserve the Collateral, Lender’s security interest therein, perfection of Lender’s security interest and/or Lender’s rights and remedies hereunder.

6.13. Financial Information. Deliver to Lender promptly upon Lender’s request, and periodically if Lender shall so require, such written statements, schedules or reports (which shall be Certified if required by Lender) in such form, containing such information and accompanied by such documents as may be reasonably satisfactory to Lender from time to time concerning the Collateral, Borrower’s financial condition or business operations.

6.14. Notice of Event of Default. Immediately, but in any event within 15 days of its occurrence, notify Lender in writing of the occurrence of any Event of Default or any event or existing condition which, with the giving of notice and/or the lapse of time, could constitute an Event of Default or which might reasonably be expected to have a Material Adverse Effect upon the financial condition or operations of Borrower and the facts with respect thereto.

6.15. ERISA. (a) At all times maintain its employee pension benefit plans, if any, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), in conformity with all applicable provisions of ERISA and other federal and State statutes relating to employee benefit plans; (b) at all times make prompt payments of contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of ERISA with respect to each such plan; (c) if requested by Lender, promptly after the filing thereof, furnish to Lender copies of each annual report required

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to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (d) notify Lender immediately of any fact, including, without limitation, any “Reportable Event” (as that term is defined in Section 4043(b) of ERISA) arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the plan; and (e) furnish to Lender, promptly upon its request therefore such additional information concerning any such plan as Lender may reasonably request.

6.16. Field Audits. Lender may conduct annual field audits of Borrower’s businesses. If an Event of Default exists, field audits shall be at Lender’s discretion and Borrower shall be responsible for payment of the costs to Lender of the first such audit and each annual audit as long as the Event of Default exists.

6.17. Hazardous Materials: Contamination. Borrower agrees to, (a) give notice to Lender immediately upon Borrower’s acquiring knowledge of the presence of any Hazardous Materials (other than those stored in compliance with applicable Laws and are in Borrower’s possession in the ordinary course of business) on any property owned or controlled by Borrower or for which Borrower is responsible or of any Hazardous Materials contamination with a full description thereof for which remedial or corrective action is required; (b) promptly take action to comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials contamination and provide Lender with satisfactory evidence of such action, which action must be in all respects sufficient to avoid any penalty, assessment or notice of non-compliance with any required remedial or corrective action on the part of any Governmental Authority; (c) provide Lender, within 30 days after a demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s reasonable satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of Hazardous Materials or Hazardous Materials contamination identified to Lender under the terms of this Section and discharging any Lien which may be established as a result thereof on any property owned or controlled by Borrower or for which Borrower is responsible; and (d) defend, indemnify and hold harmless Lender and its employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials on any property owned or controlled by Borrower for which Borrower is responsible for any Hazardous Materials contamination.

6.18. Lender as Depository. Maintain Lender as the principal depository for Borrower’s deposits and other commercial accounts, except Borrower may maintain operating accounts with other banks as long as the aggregate amount on deposit in such accounts does not exceed $500,000.00.

6.19. Compliance with Governmental Regulations. Borrower will at all times comply with all applicable governmental regulations, including but not limited to, the U.S. Office of Foreign Asset Control list and Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

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6.20. Fixed Charge Coverage Ratio. There shall be no Fixed Charge Coverage ratio requirement for fiscal year 2013. For fiscal year 2014, Borrower shall have a Fixed Charge Coverage Ratio of not less than 1.5 to 1, calculated and tested for the fiscal period ending December 31, 2014. Beginning with the fiscal quarter ended March 31, 2015, and for each fiscal quarter thereafter, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 2.0 to 1, calculated and tested on a rolling four fiscal quarters basis.

6.21. Minimum Tangible Net Worth. For year ending 2013, Borrower shall maintain at all times a Tangible Net Worth of at least THIRTY MILLION and 00/100 DOLLARS ($30,000,000.00), calculated and tested quarterly. Beginning January 1, 2014 and at the beginning of each year thereafter during the life of the Loan, Borrower’s required Minimum Tangible Net Worth shall increase by one-third (1/3) of the prior year’s net income; however, in no event, shall Borrower’s required Minimum Tangible Net Worth be reduced due to the prior year’s net income loss, if any. For clarity, the Minimum Tangible Net Worth required for 2014 shall be equal to the 2013 Minimum Tangible Net Worth ($30,000,000) plus one-third (1/3) of Borrower’s 2013 net income.

6.22. Debt to Tangible Net Worth Ratio. Borrower shall not at any time permit the ratio of the total Indebtedness of Borrower to the Tangible Net Worth of Borrower to exceed one and three quarters to one (1.75 to 1).

6.23. Evidence of Use of Proceeds. Borrower shall, from time to time and upon Lender’s request, provide to Lender an accounting of all proceeds from the Loan advanced under this Agreement, which shall include, but not be limited to, copies of invoices, work orders, receipts or bills of sale.

6.24. Certificates of Title. Borrower shall provide to Lender original certificates of title (or receipts evidencing electronic title, if applicable) reflecting Lender as a lien holder for each motor vehicle (other than a motor vehicle having an individual value of less than $50,000 each) acquired with proceeds from the Loan promptly after any such acquisition, but in any event within ten (10) days of Borrower’s receipt of any such certificate of title (or receipt).

6.25. Lender’s Right to Provide Future Financing. If Borrower seeks to incur additional Indebtedness not covered by the Loan, Lender shall have the right of first refusal to provide such financing on terms and conditions mutually agreeable to Borrower and Lender. Borrower shall notify Lender in writing of the requested additional financing and Lender shall have thirty (30) days to work with Borrower to agree on terms and conditions to provide such financing. If Borrower and Lender cannot agree on the terms of the additional financing within the time frame set forth above, Borrower shall be free to seek such additional financing with another lender, so long as Borrower maintains all applicable covenants and financial ratios set forth in this Agreement.

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7.	NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full and (b) there exists no commitment by Lender which could give rise to any Obligations, Borrower will not, directly or indirectly, without Lender’s prior written consent:

7.1. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien upon any of the Collateral other than Permitted Liens.

7.2. Investments/Mergers. The Borrower, without prior written consent of Lender, will not enter into or be a party to any merger, consolidation or reorganization.

7.3. Sale of Assets, etc. Sell, assign, transfer, convey or lease any interest in all or any substantial part of its property except in the ordinary course of Borrower’s businesses as now being conducted; purchase or otherwise acquire all or substantially all of the assets of any other Person or Persons, or any shares of stock of, or similar interest in, any other Person or Persons. This section shall not be construed to prevent the private sale of all or any substantial part of Borrower’s business or assets to a third party provided that the provision of the Loan Documents have been fully complied with and the Note and all other sums evidence by the Note and secured by the other Loan Documents have been repaid in full.

7.4. Investments. Borrower will not make any investments in any entity other than investments in the form of trade credit to customers arising in the ordinary course of business, liquid investments, and loans or advances to officers and employees for travel or relocation expenses incident to such Person’s employment in an aggregate outstanding amount which do not exceed $50,000.00 at any time. Borrower will not make any capital contribution to any other Person or purchase or acquire a beneficial interest in any stock, securities or evidences of Indebtedness of, or make any investment or acquire any interest in, any other Person, except investments in federally insured certificates of deposit or in direct obligations of the United States of America maturing within one year from the date of acquisition.

7.5. Change of Name. Change the name of the Borrower.

7.6. Change of Business. Enter into any type of business which is materially different from the businesses in which Borrower is engaged or contemplated to be engaged as of the closing date and reasonable extensions thereof.

7.7. Transactions with Affiliates. Enter into any transaction with any of its Affiliates which is on terms less favorable than are obtainable from a Person who is not an Affiliate.

7.8. Distributions for Tax Liabilities. Except for distributions or redemptions approved in writing by Lender, declare or pay any dividend on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any of its membership units or make any advances or loans to members. Lender consents to quarterly distributions to the members of Borrower of sums sufficient to pay each such members’ state and federal tax liability, directly related to said members’ ownership interest in the respective Borrower (“Permitted Tax Distributions”).

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7.9. Loans and Guaranties. Loan or make advances to any other Person or guarantee, indorse or otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other Person directly or indirectly, except:

(a) as an endorser of negotiable instruments for the payment of money deposited to Borrower’s bank account for collection in the ordinary course of business;

(b) trade credit extended in the ordinary course of Borrower’s business; or

(c) advances made in the usual course of business to officers and employees of Borrower for travel and other out-of-pocket expenses incurred by them on behalf of Borrower in connection with such business.

8.	EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

8.1. Failure to Pay. The failure of Borrower to pay any of the Obligations within five (5) Banking Days of the date when due and payable (whether by acceleration, declaration, extension or otherwise).

8.2. Covenants and Agreements. The failure of Borrower to perform, observe or comply with any of the covenants of this Agreement or any of the Loan Documents.

8.3. Information, Representations and Warranties. If any representation or warranty made herein or if any information contained in any financial statement, application, schedule, report or any other document given by Borrower in connection with the Obligations, with the Collateral, or with any of the Loan Documents is not in all respects free of material misstatements and irregularities or if Borrower omitted to state any material fact or any fact necessary to make such information not materially misleading.

8.4. Default under Loan Documents. The occurrence of an Event of Default under any of the Loan Documents.

8.5. Default on Other Obligations. The occurrence of any default under any other borrowing in excess of $500,000.00 if the result of such default would permit the acceleration of the maturity of any note, loans or other agreement between Borrower and any Person other than Lender.

8.6. Insolvency. Borrower shall be or become insolvent (as defined in Section 101 of the Bankruptcy Code) or unable to pay its debts as they become due, or admit in writing to such insolvency or to such inability to pay their debts as they become due.

8.7. Involuntary Bankruptcy. There shall be filed against any Borrower an involuntary petition or other pleading seeking the entry of a decree or order for relief under the Bankruptcy Code or any similar federal or state insolvency or similar Laws ordering: (a) the liquidation of Borrower, or (b) a reorganization of Borrower or the businesses and affairs of

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Borrower, or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Borrower of the property of Borrower and the failure to have such petition or other pleading denied or dismissed within 45 calendar days from the date of filing.

8.8. Voluntary Bankruptcy. The commencement by Borrower of a voluntary case under the Bankruptcy Code or any federal or state insolvency or similar Laws or the consent by Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower of any of the property of Borrower, or the making by Borrower of an assignment for the benefit of a creditor, or the failure by a Borrower generally to pay its debts as the debts become due.

8.9. Judgments, Awards. The entry of any judgment, order, award or decree against a Borrower and a determination by Lender, in good faith but in its sole discretion, that the same, when aggregated with all other judgments, orders, awards and decrees outstanding against Borrower could reasonably be expected to have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.10. Injunction. The injunction or restraint of Borrower in any manner from conducting its business in whole or in part and a determination by Lender, in good faith but in its sole discretion, that the same could reasonably be expected to have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.11. Attachment by Lenders. Any material assets of Borrower shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by Lender, in good faith but in its sole discretion, that the same could reasonably be expected to have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.12. Dissolution, Merger, Consolidation, Reorganization. The voluntary or involuntary dissolution, merger, consolidation, winding up or reorganization of Borrower or the occurrence of any action preparatory thereto.

8.13. Cure. Borrower shall have fifteen (15) days after written receipt of written notice from Lender to cure a default under Sections 8.2, 8.3, 8.4 and 8.5.

9.	RIGHTS AND REMEDIES

9.1. Rights and Remedies of Lender. Upon and after the occurrence and continuation of an Event of Default, Lender may, without notice or demand, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to Lender under the Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently provided, however, that in the case of any Event of Default referred to in Sections 8.6, 8.7 and 8.8 above the unpaid principal balance of the Note, together with all accrued and unpaid interest and all other Obligations then outstanding shall be automatically due and payable by Borrower to Lender without notice, presentment or demand:

(a) Declare the Note, all interest accrued and unpaid thereon and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand for payment, protest or notice of any kind, all of which are hereby expressly waived.

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(b) Institute any proceeding or proceedings to enforce the Obligations and any Liens of Lender.

(c) Take possession of the Collateral, and for that purpose, so far as Borrower may give authority therefore, enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom without any liability for suit, action or other proceeding, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require Borrower, at Borrower’s expense, to assemble and deliver the Collateral to such place or places as Lender may designate.

(d) Operate, manage and control the Collateral (including use of the Collateral and any other property or assets of Borrower in order to continue or complete performance of Borrower’s obligations under any contracts of Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as Lender, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law.

(e) Enforce Borrower’s rights against any account debtor and other Obligors.

9.2. Power of Attorney. Effective upon the occurrence and continuation of an Event of Default, Borrower hereby designates and appoints Lender and its designee as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower’s names on any note, acceptances, checks, drafts, money orders, instruments or other evidences of payment or proceeds of the Collateral that may come into Lender’s possession; to execute proofs of claim and loss; to adjust and compromise any claims under insurance policies; and to perform all other acts necessary and advisable, in Lender’s sole discretion, to carry out and enforce this Agreement and the Loan Documents. All acts of said attorney or designee are hereby ratified and approved by Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed or there exists any commitment by Lender which could give rise to any Obligations.

9.3. Notice of Disposition of Collateral. It is mutually agreed that commercial reasonableness and good faith require Lender to give Borrower no less than ten (10)

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days prior written notice of the time and place of any public disposition of Collateral or of the time after which any private disposition or any other intended disposition is to be made, other than a transaction allowed by the Loan Documents. It is mutually agreed that it is commercially reasonable for Lender to disclaim all warranties that arise with respect to the disposition of the Collateral.

9.4. Costs and Expenses. Borrower agrees to pay to Lender on demand the amount of all reasonable expenses paid or incurred by Lender in consulting with counsel concerning any of its rights hereunder, under the Loan Documents or under applicable law, all expenses, including reasonable attorneys’ fees and court costs paid or incurred by Lender in exercising or enforcing any of its rights hereunder, under the Loan Documents or under applicable law together with interest on all such expenses paid by Lender at the highest rate and calculated in the manner provided in the Note. The provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.	MISCELLANEOUS

10.1. Performance for Borrower. Borrower agrees and hereby authorizes that Lender may, in Lender’s sole discretion, but Lender shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of Borrower, without prior notice to Borrower, in order to insure Borrower’s compliance with any covenant, warranty, representation or agreement of Borrower made in or pursuant to this Agreement or any of the Loan Documents, to continue or complete, or cause to be continued or completed, performance of Borrower’s obligations under any contracts of Borrower, to cover overdrafts in any checking or other accounts of Borrower at Lender or to preserve or protect any right or interest of Lender in the Collateral or under or pursuant to this Agreement or any of the Loan Documents, including, without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Collateral or other property or assets of Borrower; provided, however, that the making of any such advance by Lender shall not constitute a waiver by Lender of any Event of Default with respect to which such advance is made nor relieve Borrower of any such Event of Default. Borrower shall pay to Lender upon demand all such advances made by Lender with interest thereon at the highest rate and calculated in the manner provided in the Note. All such advances shall be deemed to be included in the Obligations and secured by the security interest granted Lender hereunder; provided, however, that the provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.2. Expenses. Whether or not any of the transactions contemplated hereby shall be consummated, Borrower agrees to pay to Lender on demand the amount of all out-of-pocket expenses paid or incurred by Lender (including the reasonable fees and expenses of its counsel) in connection with the preparation of all written commitments of Lender antedating this Agreement, this Agreement and the Loan Documents and all documents and instruments referred to herein and all out-of-pocket expenses paid or incurred by Lender in connection with the filing or recordation of all financing statements and instruments as may be required by Lender at the time of, or subsequent to, the execution of this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to

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recordation of any document or instrument in connection herewith. Borrower agrees to save harmless and indemnify Lender from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs or any other expenses incurred by Lender in connection with this Agreement. The provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.3. Applications of Payments and Collateral. Except as may be otherwise specifically provided in this Agreement, all Collateral and proceeds of Collateral coming into Lender’s possession and all payments made by any Borrower may be applied by Lender to any of the Obligations, whether matured or unmatured, as Lender shall determine in its sole but reasonable discretion. Lender may defer the application of non-cash proceeds of Collateral, including, but not limited to, non-cash proceeds collected under Section 3.3 hereof, to the Obligations until cash proceeds are actually received by Lender.

10.4. Waivers by Borrower. Borrower hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of Borrower against Lender on account of actions taken or not taken by Lender in the exercise of Lender’s rights or remedies hereunder, under the Loan Documents or under applicable law; (c) presentment, demand for payment, protest and notice of non-payment; (d) settlement, compromise or release of the obligations of any Person primarily or secondarily liable upon any of the Obligations; (e) trial by jury in any action or proceeding of any kind or nature in connection with any of the Obligations, this Agreement or any of the Loan Documents; and (f) substitution, exchange or release of any Collateral for any of the Obligations. Borrower agrees that Lender may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any Collateral or sources of liability with respect to any of the Obligations. Upon termination of this Agreement and Lender’s security interest hereunder and payment of all Obligations, within 30 days following Borrower’s request to Lender, Lender shall release control of any security interest in the Collateral perfected by control and Lender shall send Borrower a statement terminating any financing statement filed against the Collateral.

10.5. Waivers by Lender. Neither any failure nor any delay on the part of Lender in exercising any right, power or remedy hereunder, under any of the Loan Documents or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6. Lender’s Setoff. Lender shall have the right, in addition to all other rights and remedies available to it, during an Event of Default, to set off against any Obligations due Lender, any debt owing to Borrower by Lender, including, without limitation, any funds in any checking or other account now or hereafter maintained by Borrower at Lender. Borrower hereby confirms Lender’s right to banker’s lien and setoff, and nothing in this Agreement or any of the Loan Documents shall be deemed a waiver or prohibition of Lender’s right of banker’s lien and setoff.

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10.7. Modifications. No modifications or waiver of any provision of this Agreement or any of the Loan Documents, and no consent by Lender to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

10.8. Notices. Any notice or other communication in connection with this Agreement, if by registered or certified mail, shall be deemed to have been given when received by the party to whom directed, or, if by mail but not registered or certified, when deposited in the mail, postage prepaid, provided that any such notice or communication shall be addressed to a party hereto as provided below (or at such other address as such party shall specify in writing to the other parties hereto):

(a)	If to Borrower:

Stingray Pressure Pumping LLC

14313 N. May Avenue

Oklahoma City, OK 73134

Attention: Paul V. Heerwagen, IV, President

(b)	If to Lender:

International Bank of Commerce

3817 N.W. Expressway, Suite 100

Oklahoma City, Oklahoma 73112

Attention: Thomas L. Travis, President

Phone No. 405-841-2999

E-Mail: tomtravis@ibc.com

Notwithstanding anything to the contrary, all notices and demands for payment from Lender actually received in writing by Borrower shall be considered to be effective upon receipt thereof by Borrower regardless of the procedure or method utilized to accomplish such delivery thereof to Borrower.

10.9. Applicable Law and Consent to Jurisdiction. The performance and construction of this Agreement and the Loan Documents shall be governed by the internal laws of the State of Oklahoma. Subject to Section 10.17 hereof, Borrower agrees that any suit, action or proceeding instituted against Borrower with respect to any of the Obligations, the Collateral, this Agreement or any of the Loan Documents may be brought in any court of competent jurisdiction located in Oklahoma County, State of Oklahoma. Subject to Section 10.17 hereof, by its execution hereof, Borrower hereby irrevocably waives any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. Borrower hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

10.10. Survival; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Loan Documents shall survive the

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execution and delivery hereof and thereof, shall survive Closing and shall continue in full force and effect until all Obligations have been paid in full and there exists no commitment by Lender which could give rise to any Obligations. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. In the event that Lender assigns the Note, this Agreement and/or its security interest in the Collateral, Lender shall give written notice to Borrower of any such assignment. All covenants, agreements, representations and warranties by or on behalf of Borrower, which are contained in this Agreement and the Loan Documents, shall inure to the benefit of Lender, its successors and assigns. Borrower may not assign this Agreement or any of its rights hereunder without the prior written consent of Lender.

10.11. Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Loan Documents shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement and the Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

10.12. Merger and Integration. This Agreement and the attached Schedules (if any) contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein shall be valid or binding.

10.13. WAIVER OF JURY TRIAL. BORROWER HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER AND BORROWER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO THE BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS SECURITY AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER AND LENDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE

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MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

10.14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.15. Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

10.16. Recitals. The Recitals hereto are hereby incorporated into and made a part of this Agreement.

10.17. Arbitration Provisions: BORROWER AND LENDER AGREE AS FOLLOWS (hereinafter referred to as the “Arbitration Provisions”):

I.	Special Provisions and Definitions applicable to both CONSUMER DISPUTES and BUSINESS DISPUTES:

(a)	Informal Resolution of Customer Concerns. Most customer concerns can be resolved quickly and to the customer’s satisfaction by contacting your account officer, branch manager or by calling the Customer Service Department in your region. The region and numbers are:

1.	Laredo	956-722-7611
2.	Austin	512-397-4506
3.	Brownsville	956-547-1000
4.	Commerce Bank	956-724-1616
5.	Corpus Christi	361-888-4000
6.	Eagle Pass	830-773-2313
7.	Houston	713-526-1211
8.	McAllen	956-686-0263
9.	Oklahoma	405-841-2100
10.	Port Lavaca	361-552-9771
11.	San Antonio	210-518-2500
12.	Zapata	956-765-8361

In the unlikely event that your account officer, branch manager or the customer service department is unable to resolve a complaint to your satisfaction or if the Lender has not been able to resolve a dispute it has with you after attempting to do so informally, you and the Lender agree to resolve those disputes through binding arbitration or small claims court instead of in courts of general jurisdiction.

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(b)	Sending Notice of Dispute. If either you or the Lender intend to seek arbitration, then you or the Lender must first send to the other by certified mail, return receipt requested, a written Notice of Dispute. The Notice of Dispute to the Lender should be addressed to: Dennis E. Nixon, President, at International Bancshares Corporation, P.O. Drawer 1359, Laredo, Texas 78042-1359 or if by email, ibcchairman@ibc.com (special email address to be provided by IBC). The Notice of Dispute must (a) describe the nature and basis of the claim or dispute; and (b) explain specifically what relief is sought. You may download a copy of the Notice of Dispute at www.ibc.com or you may obtain a copy from your account officer or branch manager.

(c)	If the Dispute is not Informally Resolved. If you and the Lender do not reach an agreement to resolve the claim or dispute within thirty (30) days after the Notice of Dispute is received, you or the Lender may commence a binding arbitration proceeding. During the binding arbitration proceeding, any settlement offers made by you or the Lender shall not be disclosed to the Arbitrator.

(d)	“DISPUTE(S)”. As used herein, the word “DISPUTE(S)” includes any and all controversies or claims between the PARTIES of whatever type or manner, including without limitation, any and all claims arising out of or relating to the Note or any other agreement, compliance with applicable Laws and/or regulations, any and all services or products provided by the Lender, any and all past, present and/or future loans, lines of credit, letters of credit, credit facilities or other form of indebtedness and/or agreements involving the PARTIES, any and all transactions between or involving the PARTIES, and/or any and all aspects of any past or present relationship of the PARTIES, whether banking or otherwise, specifically including but not limited to any claim founded in contract, tort, fraud, fraudulent inducement, misrepresentation or otherwise, whether based on statute, regulation, common law or equity.

(e)	“CONSUMER DISPUTE” and “BUSINESS DISPUTE”. As used herein, “CONSUMER DISPUTE” means a DISPUTE relating to an account (including a deposit account), agreement, extension of credit, loan, service or product provided by the Lender that is primarily for personal, family or household purposes. “BUSINESS DISPUTE” means any DISPUTE that is not a CONSUMER DISPUTE.

(f)

“PARTIES” or “PARTY”. As used in these Arbitration Provisions, the term “PARTIES” or “PARTY” means Borrower, Lender, and each and all Persons signing this Agreement or any other agreements between or among any of the PARTIES as part of this transaction. “PARTIES” or “PARTY” shall be broadly construed and include individuals, beneficiaries, partners, limited partners, limited liability members, shareholders, Subsidiaries, parent companies, Affiliates, officers, directors, employees, heirs, agents and/or representatives of any party to such documents, any other Person claiming by or through one of the foregoing and/or any Person or beneficiary who receives products or services from the Lender and shall include any other owner and holder of the Note. Throughout

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these Arbitration Provisions, the term “you” and “your” refer to Borrower, and the term “Arbitrator” refers to the individual arbitrator or panel of arbitrators, as the case may be, before which the DISPUTE is arbitrated.

(g)	BINDING ARBITRATION. The PARTIES agree that any DISPUTE between the PARTIES shall be resolved by mandatory binding arbitration pursuant to these Arbitration Provisions at the election of either PARTY. BY AGREEING TO RESOLVE A DISPUTE IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL OR TO LITIGATE IN COURT (except for matters that may be taken to small claims court for a CONSUMER DISPUTE as provided below).

(h)	CLASS ACTION WAIVER. The PARTIES agree that (i) no arbitration proceeding hereunder whether a CONSUMER DISPUTE or a BUSINESS DISPUTE shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or Persons similarly situated, and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding. THE PARTIES AGREE TO ARBITRATE A CONSUMER DISPUTE OR BUSINESS DISPUTE ON AN INDIVIDUAL BASIS AND EACH WAIVES THE RIGHT TO PARTICIPATE IN A CLASS ACTION.

(i)	FEDERAL ARBITRATION ACT AND OKLAHOMA LAW. The PARTIES acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern (i) the interpretation and enforcement of these Arbitration Provisions, and (ii) all arbitration proceedings that take place pursuant to these Arbitration Provisions. THE PARTIES AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY AGREED TO BY THE PARTIES IN WRITING, OR UNLESS EXPRESSLY PROHIBITED BY LAW, OKLAHOMA SUBSTANTIVE LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) WILL APPLY IN ANY BINDING ARBITRATION PROCEEDING OR SMALL CLAIMS COURT ACTION REGARDLESS OF WHO INITIATES THE PROCEEDING, WHERE YOU RESIDE OR WHERE THE DISPUTE AROSE.

II.	Provisions applicable only to a CONSUMER DISPUTE:

(a)	Any and all CONSUMER DISPUTES shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules and the Supplemental Procedures for Resolution of Consumer Disputes and Consumer Due Process Protocol (which are incorporated herein for all purposes). It is intended by the PARTIES that these Arbitration Provisions meet and include all fairness standards and principles of the American Arbitration Association’s Consumer Due Process Protocol and due process in predispute arbitration. If a CONSUMER DISPUTE is for a claim of actual damages above $250,000.00 it shall be administered by the AAA before three neutral arbitrators at the request of any PARTY.

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(b)	Instead of proceeding in arbitration, any PARTY hereto may pursue its claim in your local small claims court, if the CONSUMER DISPUTE meets the small claims court’s jurisdictional limits. If the small claims court option is chosen, the PARTY pursuing the claim must contact the small claims court directly. The PARTIES agree that the class action waiver provision also applies to any CONSUMER DISPUTE brought in small claims court.

(c)	For any claim for actual damages that does not exceed $2,500.00, the Lender will pay all arbitration fees and costs provided you submitted a Notice of Dispute with regard to the CONSUMER DISPUTE prior to initiation of arbitration. For any claim for actual damages that does not exceed $5,000, the Lender also agrees to pay your reasonable attorney’s fees and reasonable expenses your attorney charges you in connection with the arbitration (even if the Arbitrator does not award those to you) plus an additional $2,500.00 if you obtain a favorable arbitration award for your actual damages which is greater than any written settlement offer for your actual damages made by the Lender to you prior to the selection of the Arbitrator.

(d)	Under the AAA’s Supplemental Procedures for Consumer Disputes, if your claim for actual damages does not exceed $10,000.00, you shall only be responsible for paying up to a maximum of $125.00 in arbitration fees and costs. If your claim for actual damages exceeds $10,000.00 but does not exceed $75,000.00, you shall only be responsible for paying up to a maximum of $375.00 in arbitration fees and costs. For any claim for actual damages that does not exceed $75,000.00, the Lender will pay all other arbitrator’s fees and costs imposed by the administrator of the arbitration. With regard to a CONSUMER DISPUTE for a claim of actual damages that exceeds $75,000.00, or if the claim is a non-monetary claim, the Lender agrees to pay all arbitration fees and costs you would otherwise be responsible for that exceed $1,000.00. The fees and costs stated above are subject to any amendments to the fee and cost schedules of the AAA. The fee and cost schedule in effect at the time you submit your claim shall apply. The AAA rules also permit you to request a waiver or deferral of the administrative fees and costs of arbitration if paying them would cause you financial hardship.

(e)	Although under some Laws, the Lender may have a right to an award of attorney’s fees and expenses if it prevails in arbitration, the Lender agrees that it will not seek such an award in a binding arbitration proceeding with regard to a CONSUMER DISPUTE for a claim of actual damages that does not exceed $75,000.00.

(f)	To request information on how to submit an arbitration claim, or to request a copy of the AAA rules or fee schedule, you may contact the AAA at 1-800-778-7879 (toll free) or at www.adr.org.

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III.	Provisions applicable only to a BUSINESS DISPUTE:

(a)	Any and all BUSINESS DISPUTES between the PARTIES shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA in effect at the time of filing, as modified by, and subject to, these Arbitration Provisions. A BUSINESS DISPUTE for a claim of actual damages that exceeds $250,000.00 shall be administered by AAA before at least three (3) neutral arbitrators at the request of any PARTY. In the event the aggregate of all affirmative claims asserted exceeds $500,000.00, exclusive of interest and attorney’s fees, or upon the written request of any PARTY, the arbitration shall be conducted under the AAA Procedures for Large, Complex Commercial Disputes. If the payment of arbitration fees and costs will cause you extreme financial hardship you may request that AAA defer or reduce the administrative fees or request the Lender to cover some of the arbitration fees and costs that would be your responsibility.

(b)	The PARTIES shall have the right to (i) invoke self-help remedies (such as setoff, notification of account debtors, seizure and/or foreclosure of collateral, and nonjudicial sale of personal property and real property collateral) before, during or after any arbitration, and/or (ii) request ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction or restraining order, and sequestration) before or after the commencement of any arbitration proceeding (individually, and not on behalf of a class). The PARTIES need not await the outcome of the arbitration proceeding before using self-help remedies. Use of self-help or ancillary and/or provisional judicial remedies shall not operate as a waiver of either PARTY’s right to compel arbitration. Any ancillary or provisional judicial remedy which would be available from a court at law shall be available from the Arbitrator. The PARTIES agree that the AAA Optional Rules for Emergency Measures of Protection shall apply in an arbitration proceeding where emergency interim relief is requested.

(c)	Except to the extent the recovery of any type or types of damages or penalties may not by waived under applicable law, the Arbitrator shall not have the authority to award either PARTY (i) punitive, exemplary, special or indirect damages, (ii) statutory multiple damages, or (iii) penalties, statutory or otherwise.

(d)	The Arbitrator may award attorney’s fees and costs including the fees, costs and expenses of arbitration and of the Arbitrator as the Arbitrator deems appropriate to the prevailing PARTY. The Arbitrator shall retain jurisdiction over questions of attorney’s fees for fourteen (14) days after entry of the decision.

IV.	General provisions applicable to both CONSUMER DISPUTES and BUSINESS DISPUTES:

(a)

The Arbitrator is bound by the terms of these Arbitration Provisions. The Arbitrator shall have exclusive authority to resolve any DISPUTES relating to the scope or enforceability of these Arbitration Provisions, including (i) all

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arbitrability questions, and (ii) any claim that all or a part of these Arbitration Provisions are void or voidable (including any claims that they are unconscionable in whole or in part).

(b)	These Arbitration Provisions shall survive any modification, renewal, extension, repayment (whether partial or full), or discharge (whether partial or full) of the Note, unless all of the PARTIES otherwise expressly agree in writing.

(c)	If a PARTY initiates legal proceedings, the failure of the initiating PARTY to request arbitration pursuant to these Arbitration Provisions within 180 days after the filing of the lawsuit shall be deemed a waiver of the initiating PARTY’S right to compel arbitration with respect to the claims asserted in the litigation. The failure of the defending PARTY in such litigation to request arbitration pursuant to these Arbitration Provisions within 180 days after the defending PARTY’S receipt of service of judicial process, shall be deemed a waiver of the right of the defending PARTY to compel arbitration with respect to the claims asserted in the litigation. If a counterclaim, cross-claim or third party action is filed and properly served on a PARTY in connection with such litigation, the failure of such PARTY to request arbitration pursuant to these Arbitration Provisions within ninety (90) days after such PARTY’S receipt of service of the counterclaim, cross-claim or third party claim shall be deemed a waiver of such PARTY’S right to compel arbitration with respect to the claims asserted therein. The issue of waiver pursuant to these Arbitration Provisions is an arbitrable dispute. Active participation in any pending litigation described above by a PARTY shall not in any event be deemed a waiver of such PARTY’S right to compel arbitration. All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

(d)	Any PARTY seeking to arbitrate shall serve a written notice of intent to any and all opposing PARTIES after a DISPUTE has arisen. The PARTIES agree a timely written notice of intent to arbitrate by either PARTY pursuant to these Arbitration Provisions shall stay and/or abate any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the Arbitrator.

(e)	Any Arbitrator selected shall be knowledgeable in the subject matter of the DISPUTE and be licensed to practice law.

(f)

For a one (1) member arbitration panel, the PARTIES are limited to an equal number of strikes in selecting the arbitrator from the AAA neutral list, such that at least one arbitrator remains after the PARTIES exercise all of their respective strikes. For a three (3) member arbitration panel, the PARTIES are limited to an equal number of strikes in selecting the arbitrators from the AAA neutral list, such that at least three arbitrators remain after the PARTIES exercise all of their respective strikes. After exercising all of their allotted respective strikes, the PARTIES shall rank those potential arbitrators remaining numerically in order of

STINGRAY PRESSURE PUMPING, LLC	PAGE 34
LOAN AND SECURITY AGREEMENT

preference (with “1” designating the most preferred). The AAA shall review the PARTIES rankings and assign a score to each potential arbitrator by adding together the ranking given to such potential arbitrator by each PARTY. The arbitrator(s) with the lowest score total(s) will be selected. In the event of a tie or ties for lowest score total and if the selection of both or all of such potential arbitrators is not possible due to the required panel size, the AAA shall select the arbitrator(s) it believes to be best qualified.

(g)	The PARTIES and the Arbitrator shall treat all aspects of the arbitration proceedings, including, without limitation, any documents exchanged, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that a written award or order from the Arbitrator may be filed with any court having jurisdiction to confirm and/or enforce such award or order.

(h)	Any statute of limitation which would otherwise be applicable shall apply to any claim asserted in any arbitration proceeding under these Arbitration Provisions, and the commencement of any arbitration proceeding tolls such statute of limitations.

(i)	If the AAA is unable for any reason to provide arbitration services, then the PARTIES agree to select another arbitration service provider that has the ability to arbitrate the DISPUTE pursuant to and consistent with these Arbitration Provisions. If the PARTIES are unable to agree on another arbitration service provider, any PARTY may petition a court of competent jurisdiction to appoint an Arbitrator to administer the arbitration proceeding pursuant to and consistent with these Arbitration Provisions.

(j)	The award of the Arbitrator shall be final and Judgment upon any such award may be entered in any court of competent jurisdiction. The arbitration award shall be in the form of a written reasoned decision and shall be based on and consistent with applicable law.

(k)	Unless the PARTIES mutually agree to hold the binding arbitration proceeding elsewhere, venue of any arbitration proceeding under these Arbitration Provisions shall be in the county and state where Lender is located, which is Lender’s address set out in Section 10.8 of this Agreement.

(l)	If any of these Arbitration Provisions are held to be invalid or unenforceable, the remaining provisions shall be enforced without regard to the invalid or unenforceable term or provision.

[SIGNATURE PAGE FOLLOWS]

STINGRAY PRESSURE PUMPING, LLC	PAGE 35
LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

BORROWER:	STINGRAY PRESSURE PUMPING LLC, a Delaware limited liability company

	By:	/s/ Paul K. Heerwagen, IV
PAUL K. HEERWAGEN, IV, President

LENDER:	INTERNATIONAL BANK OF COMMERCE

	By:	/s/ Thomas L. Travis
THOMAS L. TRAVIS, President

STINGRAY PRESSURE PUMPING, LLC	PAGE 36
LOAN AND SECURITY AGREEMENT

SCHEDULE 1

To Loan and Security Agreement

Equipment Collateral

The Equipment described in Section 1.11(c) of the Loan and Security Agreement includes, but is not limited to:

Capital Equipment

Trucks

Unit #	Make	Model	Year	VIN #

U-1	Mack	GU713, Tractor	2013	1M1AX07Y7DM017727
U-2	Mack	GU713, Tractor	2013	1M1AX07Y9DM017728
U-3	Mack	GU713, Tractor	2013	1M1AX07Y0DM017729
U-4	Mack	GU713, Tractor	2013	1M1AX07Y7DM017730
U-5	Mack	GU713, Tractor	2013	1M1AX07Y7DM017731
U-6	Mack	GU713, Tractor	2013	1M1AX07Y7DM017732
U-7	Mack	GU713, Tractor	2013	1M1AX07Y7DM017733
U-8	Mack	GU713, Tractor	2013	1M1AX07Y7DM017734
U-9	Mack	GU713, Tractor	2013	1M1AX07Y7DM017735
U-10	Mack	GU713, Tractor	2013	1M1AX07Y7DM017736
U-11	Mack	GU713, Tractor	2013	1M1AX07Y7DM017737
U-12	Mack	GU713, Tractor	2013	1M1AX07Y7DM017738
U-13	Mack	GU713, Tractor	2013	1M1AX07Y7DM017739
U-14	Mack	GU713, Tractor	2013	1M1AX07Y7DM017740
U-15	Mack	GU713, Tractor	2013	1M1AX07Y7DM017741
U-16	Mack	GU713, Tractor	2013	1M1AX07Y7DM017742
U-17	Mack	GU713, Tractor	2013	1M1AX07Y7DM017743
U-18	Mack	GU713, Tractor	2013	1M1AX07Y7DM017744
P-19	Peterbilt	386, Tractor	2007	1XPHDU9X67N681601
P-20	Peterbilt	386, Tractor	2007	1XPHDU9X07N681609
	Mack	CH600	2002	1M1AA08Y72W026591

Vehicles

Unit #	Make	Model	Year	VIN #
	GMC	Sierra	2013	3GTP2XE2XDG352919
	Dodge	Ram 250	2012	3C6UD5HL0CG182517
	Dodge	Ram 250	2012	3C6UD5HL4CG257252

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LOAN AND SECURITY AGREEMENT | SCHEDULE 1

Unit #	Make	Model	Year	VIN #
	Dodge	Ram 250	2012	3C6UD5HL6CG257253
	Dodge	Ram 250	2012	3C6UD5HL8CG257254
	Dodge	Ram 250	2012	3C6UD5HLXCG257255
	Dodge	Ram 250	2012	3C6UD5HL1CG257256
	Dodge	Ram 1500	2012	1C6RD7FP5CS191679
	Dodge	Ram 1500	2012	1C6R07FP3CS314136
	GMC	Yukon	2012	1GKS2CEO8CR126303

FRAC Units

Unit #	Make	Model	Year	VIN #
1	Serva	Frac Unit	2012	5JNDS4430DH000173
2	Serva	Frac Unit	2012	5JNDS4431DH000181
3	Serva	Frac Unit	2012	5JNDS4432DH000174
4	Serva	Frac Unit	2012	5JNDS4436DH000338
5	Serva	Frac Unit	2012	5JNDS4438DH000339
6	Serva	Frac Unit	2012	5JNDS4434DH000340
7	Serva	Frac Unit	2012	5JNDS4437DH000333
8	Serva	Frac Unit	2012	5JNDS4439DH000334
9	Serva	Frac Unit	2012	5JNDS4430DH000433
10	Serva	Frac Unit	2012	5JNDS4432DH000434
11	Serva	Frac Unit	2012	5JNDS4430DH000435
12	Serva	Frac Unit	2012	5JNDS4434DH000436
13	Serva	Frac Unit	2012	5JNDS443XDH000438
14	Serva	Frac Unit	2012	5JNDS4438DH000437
D1	Dragon	Frac Unit	2012	1UNSF4432DL093853
D2	Dragon	Frac Unit	2012	1INSF4435DL093846
D3	Dragon	Frac Unit	2012	1UNSF4434DL093854
D4	Dragon	Frac Unit	2012	1UNSF4439DL093848

Auxiliary Equipment

Unit #	Make	Model	Year	VIN #
Frac Van	KW Truck	Lime Inst. Van	2012	2NKHHM7X4CM333314
Blend 1	Serva	Blender 120 BPM	2011	1M91P4023BA911499
Blend 2	Serva	Blender 120 BPM	2011	1M91P4021BA211534
	Serva	100 BPM Hydration	2012	53UCO4727CLA16142
	Serva	Chemical Trailer	2012	5JNFS4026DH000331
	Peterbilt Truck w/ Crane works bed	Iron Truck	2009	1NPSLUEX79D778629

STINGRAY PRESSURE PUMPING, LLC	PAGE 2
LOAN AND SECURITY AGREEMENT | SCHEDULE 1

Unit #	Make	Model	Year	VIN #
	Crane Works	Iron Trailer	2012	16VHX2026C2743271
	Forum	Manifold Trailer	2012	5MKSM5321C0013162
Silo 1	Allied Steel	Sand Bin	2013	1J9A4TA26CL418007
Silo 2	Allied Steel	Sand Bin	2013	1J9A4TA26CL418008
Silo 3	Allied Steel	Sand Bin	2013	1J9A4TA26CL418009
Silo 4	Allied Steel	Sand Bin	2013	1J9A4TA26CL418010
	Convey-All	Unibelt 1800, Conveyor	2012	1607129567
	Convey-All	TCSS 1435, Sand Conveyor	2012	1702129334

Peripheral Equipment

Unit #	Make	Model	Year	VIN #
	Mack	CHC 13/Winch Trk	2002	1M1AA08Y72W026591
	Dragon	Frac Trailer/Acid	2012	1UNST4511CS120681
	Look	QA/QC Trailer	2013	53BTV2820DA007368
	Acro	Gel Trailer	1994	1A9114225R1005083
	Ford	E350 Crew Van	2012	1FBNE3BL5CDB00127
	Ford	E350 Crew Van	2012	1FBNE3BL3CDA09096
	Chevy	7500, Mechanic Bed	1997	1GBM7H1J2VJ103915
	Fontaine	Flatbed Trailer	2007	13N14830371538338
	Homesteader	Cargo Trailer/Mech Trl	2012	5HABE2021DN020536
	Astec	Flatbed	2012	1A9FM5320CL900106

STINGRAY PRESSURE PUMPING, LLC	PAGE 3
LOAN AND SECURITY AGREEMENT | SCHEDULE 1

SCHEDULE 2

To Loan and Security Agreement

Excluded Equipment

The following list contains those specific pieces of equipment that are excluded from the definition of Equipment described in Section 1.11(c) of the Loan and Security Agreement:

•	NONE

STINGRAY PRESSURE PUMPING, LLC	PAGE 1
LOAN AND SECURITY AGREEMENT | SCHEDULE 2

SCHEDULE 3

To Loan and Security Agreement

Permitted Liens (Section 1.31(b))

•	NONE

STINGRAY PRESSURE PUMPING, LLC	PAGE 1
LOAN AND SECURITY AGREEMENT | SCHEDULE 3